P&R INVESTMENT TRUST AMENDMENT NO. 2 TO MASTER TRUST AGREEMENT

This Amendment No. 2 to the Master Trust Agreement of P&R Investment Trust dated January 22, 1992, as amended (the “Agreement”), is made as of September 16, 1993.

WHEREAS, pursuant to the Agreement, the Trustees have previously established and designated one sub-trust known as the Paydan & Rygel Global Fixed Income Fund; and

WHEREAS, the Trustees have the authority, without shareholder approval, under Section 4.1 of the Agreement to establish and designate additional separate and distinct sub-trusts and to fix and determine certain relative rights and preferences as between the shares of the sub-trusts; and

WHEREAS, the Trustees hereby desire to establish and designate three additional sub-trusts, to be known as the Payden & Rygel Tax-Exempt Bond Fund, the Payden & Rygel Short-Intermediate Bond Fund and the Payden & Rygel Opportunity Fund, and to fix the rights and preferences of the shares thereof;

NOW, THEREFORE, the first paragraph of Section 4.2 of the Agreement is hereby amended to read in pertinent part as follows:

Section 4.2 Establishment and Designation of Sub-Trusts. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate four Sub-Trusts: the Payden & Rygel Global Fixed Income Fund, the Payden & Rygel Tax-Exempt Bond Fund, the Payden & Rygel Short-Intermediate Bond Fund and the Payden & Rygel Opportunity Fund. The Shares of each Sub-Trust and any Shares of any further Sub-Trusts that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust at the time of establishing and designating the same) have the following relative rights and preferences:

The undersigned hereby certify that the Amendment set forth above has been duly adopted in accordance with the provisions of the Master Trust Agreement.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands for themselves and their assigns, as of the day and year first above written. This instrument may be executed in one or more counterparts, all of which shall together constitute a single instrument .

/s/ Joan A. Payden	/s/ Lynda L. Faber
Joan A. Payden	Lynda L. Faber

/s/ John Paul Isaacson	/s/ Christopher N. Orndorff
John Paul Isaacson	Christopher N. Orndorff

/s/ J. Clayburn La Force	/s/ Dennis C. Poulsen
J. Clayburn La Force	Dennis C. Poulsen

/s/ Stender E. Sweeney	/s/ Thomas V. Mckernan, Jr.
Stender E. Sweeney	Thomas V. Mckernan, Jr.